Exhibit 10.9

CONFIDENTIAL

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of the 4th March, 2004, by and between Teda Travel Inc., an OTC-Bulletin Board Company (the “Company") and venFUND Investment Management Limited (the “Consultant”), a limited company incorporated in Hong Kong with registered and business address at Suite 25B, Julimount Garden, Taiwai, Hong Kong. The managing director of venFUND Investment Management Limited is Mr. Mak Kin Kwong.

WHEREAS, Consultant is in the business of providing management consulting and advisory services; and

WHEREAS, The Company deems it to be in its best interest to retain Consultant to provide consulting services to and for it and Consultant desires to so provide such services;

NOW, WHEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  For a period of 12 months, beginning on March 4th  2004 (the "Consulting Period"), Consultant shall serve as an independent consultant and advisor to the Company on matters relating to the structure, management, and operation of the Company and its subsidiaries; the identification and assistance with the location of potential business partners; the establishment of offices and operations outside and inside of China; the business dealings with Chinese entities, particularly with Chinese potential investors; the identification and negotiation of agreements with prospective joint venture and strategic alliance partners, both foreign and domestic;  the preparation and implementation of new business plans;  the identification and securing of agreements with prospective officers, directors, consultants, and employees.

2.  During the Consulting period, the Company shall be entitled to Consultant's services for reasonable times when and to the extent reasonably requested by, and subject to the reasonable direction of, the Company's Chief Executive Officer and President, Mr. Godfrey Hui.  It is understood that the Consultant’s services are not exclusive to the Company and Consultant shall be free to perform services for other persons or entities.  However, the Consultant will notify the Company of its performance of consulting services for any other person or entity that could conflict with its obligations under this Agreement.  Upon receiving such notice, the Company may terminate this Agreement or consent to the Consultant's outside consulting activities; failure to terminate this Agreement, within seven (7) days of receipt of written notice of conflict, shall constitute the Client's ongoing consent to the Consultant's outside consulting services.

3.  Consultant's services shall be rendered from his office or home, or, at the Company's request, from the Company's executive offices.  Reasonable travel and living and other expenses necessarily incurred by Consultant to render services at locations other than his office or home or from the Company's offices, shall be reimbursed by the Company promptly upon receipt of proper invoices and statements with regard to the nature and amount of those expenses, up to a maximum of US$1,000.00.

4.  Consultant shall have no authority to bind the Company by or obtain any obligation, agreement, promise, or representation without first obtaining the written approval of the Chief Executive Officer of the Company.  Consultant shall not incur any liability on behalf of the Company or in any way represent or bind the Company in any manner or thing whatsoever and nothing herein shall be deemed to constitute either party the agent or representative of the other.  The Company shall indemnify and hold Consultant harmless from and against any liability resulting from the performance of the consulting services hereunder.

5.  In consideration of Consultant's entering into this Agreement, and in lieu of any cash compensation, the Consultant has agreed to accept and the Company has agreed to issue to Consultant on or before April 1st 2004:

A.

800,000  shares of The Company's Common Stock (the "Shares");

6.  The Consultant acknowledges that the Shares such issued are restricted and have not been registered under the Securities Act of 1933. Any transfers, sale or pledging in the absence of an effective Registration Statement is prohibited.

7.  Consultant understands and agrees that he is an independent contractor rather than an employee or agent of The Company.  Nothing contained herein shall be considered to create the relationship of employer-employee between the parties to this Agreement.

8.  It is acknowledged and agreed by the Company that Consultant is not rendering legal advice or performing accounting services, nor acting as an investment advisor or broker-dealer within the meaning of applicable state and federal securities laws.  It is further acknowledged and agreed by the Company that that Consultant cannot guarantee the results or effectiveness of any of the services rendered or to be rendered by Consultant hereunder.  Rather, Consultant shall use its best efforts to conduct its services and affairs in a professional manner and in accordance with good industry.

9.  Consultant agrees that he will not, without the Company's prior consent, disclose to anyone, any trade secrets of the Company or any confidential, non-public information relating to the Company's business, operations or prospects.

10.  It is understood and agreed that the services of Consultant are unique and confidential in nature and neither Consultant nor the Company shall delegate or assign all or any portion of his or its required performance to any other individual, firm or entity, without the other's written consent.

11.  No waiver, amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by both parties. This Agreement shall be binding upon and inure to the benefit of the heirs, successors, permitted assigns and legal representatives of the parties. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior negotiations, discussions and other agreements with respect to the subject matter hereof.

IN WITNESS WHEROF, this Agreement has been executed as of the 4th  day of  March  2004.

CONSULTANT:

COMPANY:

Venfund Investment Management

Teda Travel Inc.

Limited

By:__________________________

By:__________________________

Name:

Godfrey Hui

Title:

President & CEO